EXHIBIT 11
                           KIRKPATRICK & LOCKHART LLP

                         1800 MASSACHUSETTS AVENUE, NW.
                                    2ND FLOOR
                           WASHINGTON, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100

                                   WWW.KL.COM

ROBERT A. WITTIE
(202) 778-9066
RWITTIE@KL.COM

                                January 24, 2000




Managed High Yield Plus Fund Inc.
51 West 52nd Street
New York, New York  10019-6114


Ladies and Gentlemen:

        You have requested our opinion, as counsel to Managed High Yield Plus Fund Inc. ("Acquiring Fund"), a Maryland corporation, as to certain matters regarding the issuance of Shares of the corporation in connection with the reorganization of Managed High Yield Fund Inc. ("Acquired Fund"), a Maryland corporation, into Acquiring Fund, as provided for in the Agreement and Plan of Reorganization and Termination between Acquiring Fund and Acquired Fund ("Plan"). The Plan provides for Acquired Fund to transfer all of its assets to Acquiring Fund in exchange solely for the issuance of Shares and Acquiring Fund's assumption of the liabilities of Acquired Fund. (As used in this letter, the term "Shares" means the shares of common stock in Acquiring Fund to be issued in connection with the Plan.)

        As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Acquiring Fund's Articles of Incorporation dated April 24, 1998, Amended and Restated Bylaws, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares of common stock by corporations and to the Securities Act of 1933, as amended ("1933 Act"), the Investment Company Act of 1940, as amended ("1940 Act") and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder.

Managed High Yield Plus Fund Inc.
January 24, 2000
Page 2

        Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Acquiring Fund; and that, when issued and sold in accordance with the terms contemplated by Acquiring Fund's registration statement on Form N-14 ("Registration Statement"), including receipt by Acquiring Fund of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

        We  hereby  consent  to  this  opinion   accompanying  the  Registration
Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.


                                            Very truly yours,

                                            KIRKPATRICK & LOCKHART LLP


                                            By:    /s/ Robert A. Wittie
                                                ------------------------
                                                   Robert A. Wittie